Exhibit 99.1
SELECTED FINANCIAL DATA
     The following tables present selected historical information relating to our financial condition and results of operations for the past five years. The following data should be read in conjunction with our consolidated financial statements.

	December 31,
	2009	2008	2007	2006	2005
	amounts in thousands
Summary Balance Sheet Data:

Current assets	$416,891	490,042	362,725	316,381	385,868
Property and Equipment, net	$185,891	211,846	241,834	251,670	230,742
Total assets	$682,483	745,304	830,986	952,919	996,627
Current liabilities	$70,872	91,202	119,600	114,229	84,783
Stockholders’ equity	$582,596	625,310	686,896	814,696	890,029

	Years ended December 31,
	2009	2008	2007	2006	2005
	amounts in thousands,
	except per share amounts
Summary Statement of Operations Data:

Net revenue	$453,681	581,625	570,731	553,326	585,049
Operating income (loss) (a) (c)	$(39,559)	(120,956)	(175,740)	(118,244)	2,533
Net earnings (loss) from continuing operations (a) (c)	$(56,844)	(114,070)	(151,202)	(92,334)	5,703
Net earnings (loss) (a)	$(52,897)	(64,619)	(132,331)	(83,007)	8,970
Basic and diluted earnings (loss) per common share (b)	$(3.76)	(4.60)	(9.41)	(5.90)	0.64

(a)	Includes impairment of goodwill of $95,069,000, $165,347,000 and $93,402,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

(b)	Basic and diluted net earnings (loss) per common share is based on (1) 14,061,618 shares, which is the number of shares issued in the spin off, for all periods prior to 2008, the year of the spin off, and (2) the actual number of basic and diluted shares for all periods subsequent to the spin off.

(c)	The 2009 and 2008 amounts do not agree to our previously filed Annual Report on Form 10-K for the year ended December 31, 2009 as the amounts have been adjusted to reflect the results of operations of GMX as a discontinued operation.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our accompanying consolidated financial statements and the notes thereto included elsewhere herein.
Overview
     We are a holding company and own 100% of our principal operating subsidiary, Ascent Media Group, LLC (“AMG”). We sold our other wholly-owned operating subsidiary, Ascent Media CANS, LLC (dba AccentHealth) (“AccentHealth”), on September 4, 2008.

  Ascent Media Spin-Off
     On September 17, 2008, Discovery Holding Company (“DHC”) completed the spin off of our capital stock to the holders of DHC Series A and Series B common stock (the “Ascent Media Spin Off”). The Ascent Media Spin Off was effected as a distribution by DHC to holders of its Series A and Series B common stock of shares of our Series A and Series B common stock. The Ascent Media Spin Off did not involve the payment of any consideration by the holders of DHC common stock and is intended to qualify as a transaction under Section 368(a) and 355 of the Internal Revenue Code of 1986, as amended, for United States federal income tax purposes. The Ascent Media Spin Off was accounted for at historical cost due to the pro rata nature of the distribution. The Ascent Media Spin Off was made as a dividend to holders of record of DHC common stock as of the close of business on September 17, 2008. The Ascent Media Spin Off was approved by the board of directors of DHC in connection with a transaction between DHC and Advance/Newhouse Programming Partnership (“Advance/Newhouse”), pursuant to which DHC and Advance/Newhouse combined their respective interests in Discovery Communications Holding, LLC. It was a condition to the Ascent Media Spin Off that the agreement between DHC and Advance/Newhouse relating to that transaction was in effect and that all conditions precedent to that transaction (other than the Ascent Media Spin Off and certain conditions to be satisfied at the closing thereof) had been satisfied or, to the extent waivable, waived. Following the Ascent Media Spin Off, we are a separate publicly traded company, and we and DHC operate independently.
          As a result of becoming a separate publicly traded company, we incurred costs and expenses greater than those we incurred as a subsidiary of DHC. These increased costs and expenses were due to various factors, including, but not limited to:
•	Costs associated with complying with the federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002;

•	Increased professional fees for annual and quarterly public reporting requirements, tax consulting and legal counseling;

•	Fees paid to our board of directors; and

•	Fees associated with public company requirements, such as listing our Series A common stock on the NASDAQ Global Market, filing and printing our reporting requirements, stockholder related expenses and investor relations related expenses.
     These costs and expenses, in the aggregate, resulted in approximately $3 million of additional annual expense in 2009 as compared to those historically reported.
  Ascent Media Group
     AMG provides creative services and content management and delivery services to the media and entertainment industries in the United States, the United Kingdom and Singapore. AMG’s clients include major motion picture studios, independent producers, broadcast networks, programming networks, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content. AMG’s operations are organized into the following two groups: the Content Services group and the Creative Services group.
     In recent years, AMG has encountered increasingly challenging media, entertainment and advertising markets which have impacted our revenues. In addition, AMG has been challenged by increasing competition and resulting downward rate pressure for certain of its services. Such factors have caused margin compression and lower operating income. AMG is continuing to focus on leveraging its broad array of traditional media and file-based services to be a full service provider to new and existing customers within the feature film, television production and advertising industries. Its strategy focuses on providing a unified portfolio of business-to-business services intended to enable media companies to realize increasing benefits from digital distribution. With facilities in the United States, the United Kingdom and Singapore, AMG hopes to increase its services to multinational companies on a worldwide basis. The challenges that it faces include the continued development of end-to-end file-based solutions, increased competition in both its Creative Services and Content Services groups, the need to differentiate its products and services to help maintain or increase operating margins and financing capital expenditures for equipment and other items to meet customers’ requirements including their need for both integrated and file-based workflows.

Adjusted OIBDA
     We evaluate the performance of our operating segments based on financial measures such as revenue and adjusted operating income before depreciation and amortization (which we refer to as “adjusted OIBDA”). We define “adjusted OIBDA” as revenue less cost of services and selling, general and administrative expense (excluding stock-based and long-term incentive compensation and accretion expense on asset retirement obligations) and define “segment adjusted OIBDA” as adjusted OIBDA as determined in each case for the indicated operating segment or segments only. We believe these non-GAAP financial measures are important indicators of the operational strength and performance of our businesses, including each business’s ability to fund its ongoing capital expenditures and service any debt. In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted OIBDA excludes depreciation and amortization, stock-based and long-term incentive compensation, accretion expense on asset retirement obligations, restructuring and impairment charges, gains/losses on sale of operating assets and other income and expense that are included in the measurement of earnings (loss) before income taxes pursuant to GAAP. Accordingly, adjusted OIBDA and segment adjusted OIBDA should be considered in addition to, but not as a substitute for, earnings (loss) before income taxes, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Because segment adjusted OIBDA excludes corporate and other SG&A (as defined below), and does not include an allocation for corporate overhead, segment adjusted OIBDA should not be used as a measure of our liquidity or as an indication of the operating results that could be expected if either operating segment were operated on a stand-alone basis. Adjusted OIBDA and segment adjusted OIBDA are non-GAAP financial measures. As companies often define non-GAAP financial measures differently, adjusted OIBDA and segment adjusted OIBDA as calculated by Ascent Media should not be compared to any similarly titled measures reported by other companies.
Results of Operations
     Our operations are organized into the following reportable segments: the Content Services group and the Creative Services group.
     The Content Services group’s revenue consists of fees relating to facilities and services necessary to optimize, archive, manage, reformat and repurpose completed media assets for global distribution via freight, satellite, fiber and the internet. In addition, the Content Services group includes the facilities, technical infrastructure, and operating staff necessary to assemble programming content for cable and broadcast networks and to distribute media signals via satellite and terrestrial networks. The Content Services group includes AMG’s digital media distribution center, which provides file-based services in areas such as digital imaging, digital vault, distribution services and interactive media to new and existing distribution platforms. Additionally, the Content Services group provides owners of film libraries a broad range of restoration, preservation, archiving, professional mastering and duplication services. The scope of these services vary in duration from one day to several months depending on the nature of the service, and fees typically range from less than $1,000 to $100,000 per project. For the year ended December 31, 2009, approximately 38% of the Content Services group’s revenue relates to broadcast services, satellite operations and fiber services that are earned monthly under long-term contracts ranging generally from one to seven years. Additionally, approximately 17% of revenue relates to systems integration and engineering services that are provided on a project basis over terms generally ranging from three to twelve months.

          AMG’s Creative Services group generates revenue primarily from fees for various technical and creative services necessary to complete principal photography into final products. Generally, these services pertain to the completion of feature films, television programs, television commercials and new digital media. These services are referred to generally in the entertainment industry as “post-production” services. These projects normally span from a few days to three months or more in length, and fees for these projects typically range from $10,000 to $1,000,000 per project.

	Years Ended December 31,
	2009	2008
	Amounts in thousands
Consolidated Results of Operations

Net revenue	$453,681	581,625
Loss from continuing operations before income taxes	$(38,311)	(113,370)
Net loss	$(52,897)	(64,619)

Segment Results of Operations

Revenue
Content Services group	$281,050	409,111
Creative Services group	$172,631	172,514

Adjusted OIBDA
Content Services group	$28,954	38,493
Creative Services group	$19,108	23,184

Total segment adjusted OIBDA	$48,062	61,677
Corporate general and administrative expenses	$(25,458)	(28,410)

Total adjusted OIBDA (a)	$22,604	33,267

Segment Adjusted OIBDA as a Percentage of Revenue
Content Services group	10.3%	9.4%
Creative Services group	11.1%	13.4%

(a)	See reconciliation to loss from continuing operations before income taxes below.
     Revenue. Our consolidated revenue decreased $127,944,000 or 22.0% for the year ended December 31, 2009, as compared to the prior year. In 2009, Content Services revenue decreased by $128,061,000 or 31.3% due to (i) a decrease of $95,511,000 in system integration services revenue due to a significant number of large projects in the United States and the United Kingdom in the prior year with one customer, Motorola, contributing to a significant amount of the decrease, and a decline in system integration projects in 2009 as customers reduced their spending in response to a weaker economic climate, (ii) a decrease of $13,214,000 due to a decline in traditional media services due to a weaker economic climate in the United States and United Kingdom including tape, duplication, lab, syndication and audio services, (iii) $6,755,000 due to lower content origination and transport services in the United States and the United Kingdom and (iv) unfavorable changes in foreign currency exchange rates of $10,911,000. These decreases were partially offset by an increase of $4,165,000 in higher digital services revenues due to an increase in volumes from existing customers.
     For the year ended December 31, 2009, $29,272,000 of the content services revenue was generated by one customer, Motorola, Inc., under system integration services contracts. For the year ended December 31, 2008, these Motorola contracts generated content services revenues of $77,088,000. Our system integration contracts have a limited duration. Following any termination or expiration of our contracts with Motorola we could only continue to sustain our current level of system integration revenue if we enter into other contracts of this same magnitude, for which there can be no assurance.

     In 2009, Creative Services revenue increased by $117,000 or 0.1% due to (i) an increase of $14,642,000 in editorial services in the United States and (ii) an increase of $3,886,000 in feature film revenue driven by an increase in revenue per title for digital intermediate services. These increases were partially offset by (i) a decrease of $12,094,000 in commercial revenues driven by a weaker worldwide production and advertising market for 2009 compared to the prior year, (ii) a decrease of $3,863,000 resulting from the shutdown of certain operations in the United States which occurred in late 2008 and early 2009 and (iii) unfavorable changes in foreign currency exchange rates of $2,086,000.
     Cost of Services. Our cost of services decreased $106,997,000 or 24.6% for the year ended December 31, 2009, as compared to the corresponding prior year. Approximately 75% of the decrease related to lower production material costs mainly resulting from lower volumes of system integration services in the Content Services group. Labor costs also declined as a result of the lower volumes of system integration services. Further, we restructured the company at the end of 2008, by combining facilities and reducing the number of employees at certain locations, which resulted in an additional reduction in labor and facility costs for the year ended December 31, 2009, compared to the prior year. We also had lower production equipment and outside services expenses due to our efforts to reduce costs. In addition, cost of services decreased as a result of favorable changes in foreign currency exchange rates of $9,741,000 for the year ended December 31, 2009.
     As a percent of revenue, cost of services was 72.2% and 74.7% for the years ended December 31, 2009 and 2008, respectively. The 2009 decrease in cost of services as a percent of revenue is mainly a result of revenue mix as system integration projects, which incur higher production material costs, were significantly lower in 2009. The percentage decrease was also the result of the restructuring and cost mitigation measures that were implemented across both segments.
     Selling, General and Administrative. Our selling, general and administrative expenses (“SG&A”) are comprised of the following:

	Years Ended December 31,
	2009	2008
	Amounts in thousands
SG&A (a)	$103,364	113,648
Stock-based and long-term incentive compensation	2,401	3,531
Accretion expense on asset retirement obligations	239	296
Participating residual interest change in fair value	(4,061)	—

Total SG&A	$101,943	117,475

(a)	SG&A includes corporate G&A expenses of $25,458,000 and $28,410,000 for the years ended December 31, 2009 and 2008, respectively, which are not included in total segment adjusted OIBDA.
     SG&A, excluding stock-based and long-term incentive compensation, accretion expense on asset retirement obligations and participating residual interest change in fair value, decreased $10,284,000 or 9.0% for the year ended December 31, 2009, as compared to the corresponding prior year. For 2009, the decrease was mainly driven by lower labor and other administrative costs which declined due to the implementation of restructuring and cost mitigation measures. These decreases were partially offset by higher professional fees and other public company costs and higher facility costs related to duplicative rent as a result of a Creative Services business unit relocating to a new facility. In addition, SG&A was impacted by favorable changes in foreign currency exchange rates of $3,674,000 for the year ended December 31, 2009.
     As a percent of revenue, our SG&A, excluding stock-based and long-term incentive compensation, accretion expense on asset retirement obligations and participating residual interest change in fair value, was 22.8% and 19.5% for the years ended December 31, 2009 and 2008, respectively.
     Stock-based and Long-term Incentive Compensation. Stock-based and long-term incentive compensation was $2,401,000 and $3,531,000 for the years ended December 31, 2009 and 2008, respectively, and is included in SG&A in our consolidated statements of operations. The expense for the year ended December 31, 2009, was related to restricted stock and stock option awards granted to certain executives subsequent to the Ascent Media Spin Off. The expense for the year ended December 31, 2008, relates primarily to awards granted in 2006 under the 2006 Long-

Term Incentive Plan (“2006 LTIP”). The 2006 LTIP was amended in connection with the sale of AccentHealth in September 2008 and, as a result of the amendment, a cash distribution was made to certain executives.
     Participating Residual Interest Change in Fair Value. For the year ended December 31, 2009, participating residual interest change in fair value was a credit of $4,061,000. This amount primarily relates to a credit of $4,092,000 that was recorded for a reduction in the fair value of a participating residual interest liability related to a portion of our system integration business that was acquired in 2003. See footnote 16 in the financial statements for further information.
     Restructuring Charges. During 2009, we recorded restructuring charges of $7,273,000, related to severance costs and facility costs in conjunction with ongoing structural changes commenced in 2008 that were implemented to align our organization with our strategic goals and with how we operate, manage and sell our services. Such changes include the consolidation of certain facilities in the United Kingdom and further restructuring and labor cost mitigation measures undertaken across all of our businesses. Approximately $5.1 million of the 2009 restructuring charges related to the Content Services group in the United States and United Kingdom while the remaining amount related mainly to the Creative Services group. Any additional future restructuring costs for the ongoing structural changes being implemented is not currently determinable.
     During 2008, we recorded restructuring charges for severance and facility costs totaling $8,801,000, which included the consolidation of certain facilities in the United States and the United Kingdom, the closing of our operations in Mexico and a reduction in headcount to realign with the new reporting structure. Approximately $4.8 million of the 2008 restructuring charges related to the Creative Services group in the United States and United Kingdom while the remaining amount related mainly to the Content Services group.
     The following table provides the activity and balances of the restructuring reserve.

	Opening			Ending
	Balance	Additions	Deductions (a)	Balance
	Amounts in thousands
Severance	1,357	5,183	(4,014)	2,526
Excess facility costs	1,622	3,618	(1,946)	3,294

December 31, 2008	$2,979	8,801	(5,960)	5,820

Severance	2,526	4,313	(6,140)	699	(b)
Excess facility costs	3,294	2,960	(1,879)	4,375	(c)

December 31, 2009	$5,820	7,273	(8,019)	5,074

(a)	Primarily represents cash payments.

(b)	Substantially all of this amount is expected to be paid in 2010.

(c)	Substantially all of this amount is expected to be paid by 2012.
     Gain on Sale of Operating Assets, net. The 2009 amounts relates to the gain of $467,000 on the sale of certain property and equipment. The 2008 amounts include a gain on sale of $10,174,000 for the sale of Creative Services group real estate in the United Kingdom for net cash proceeds of $16,215,000.
     Depreciation and Amortization. Depreciation and amortization expense increased $1,214,000 or 2.2% for the year ended December 31, 2009, as compared to the corresponding prior year. This change included the favorable impact of changes in foreign currency exchange rates of $2,307,000 for the year ended December 31, 2009. The 2009 increase is due to an impairment of $972,000 related to a content services facility and the depreciation expense on property and plant from acquisitions that occurred at the end of 2008 and in 2009.
     Impairment of Goodwill. In connection with our 2008 annual evaluation of the recoverability of our goodwill, we estimated the value of our commercial TV reporting unit, which is included in the Creative Services group, using a discounted cash flow analysis. The result of this valuation indicated that the fair value of the commercial TV reporting unit was less than its carrying value. The commercial TV reporting unit fair value was then used to calculate an implied value of the goodwill related to this reporting unit. The $95,069,000 excess of the carrying amount of the Creative Services goodwill over its implied value was recorded as an impairment charge in the fourth quarter of 2008.

The impairment charge was the result of lower future expectations for commercial TV operating cash flow due to the impact of the current global economic climate on our customers in the entertainment industry.
     Income Taxes from Continuing Operations. For the year ended December 31, 2009, we had a pre-tax loss from continuing operations of $38,311,000 and an income tax expense from continuing operations of $18,533,000. For the year ended December 31, 2008, we had a pre-tax loss from continuing operations of $113,370,000 and an income tax expense from continuing operations of $700,000.
     For 2009, we incurred income tax expense despite a pre-tax loss from operations due to an increase in the valuation allowance of $34,839,000. For 2008, we incurred a $700,000 income tax expense despite a $113,370,000 pre-tax loss from continuing operations mainly due to (i) the tax impact of $32,290,000 related to non-deductible goodwill impairment and (ii) an increase in the valuation allowance of $10,052,000.
     Earnings from Discontinued Operations, Net of Income Taxes. We recorded earnings from discontinued operations, net of income taxes of $3,947,000 and $49,451,000 for the years ended December 31, 2009 and 2008, respectively. These amounts included the earnings of the discontinued operations. The 2008 amount includes the pre-tax gains on the sale of the discontinued operations totaling approximately $69 million and $27.4 million in related income tax expense. See further information about the discontinued operations below.
     Adjusted OIBDA. The following table provides a reconciliation of total adjusted OIBDA to loss from continuing operations before income taxes.

	Year Ended December 31,
	2009	2008
	Amounts in thousands
Total adjusted OIBDA	$22,604	33,267
Stock-based and long-term incentive compensation	(2,401)	(3,531)
Accretion expense on asset retirement obligations	(239)	(296)
Restructuring and other charges	(7,273)	(8,801)
Depreciation and amortization	(56,778)	(55,564)
Gain on sale of operating assets, net	467	9,038
Impairment of goodwill	—	(95,069)
Participating residual interest change in fair value	4,061	—
Other income, net	1,248	7,586

Loss from continuing operations before income taxes	$(38,311)	(113,370)

          Content Services group segment adjusted OIBDA as a percentage of revenue was 10.3% and 9.4% for the years ended December 31, 2009 and 2008, respectively. The increase in the Content Services group segment adjusted OIBDA margin for the year ended December 31, 2009, was due to lower labor and other administrative costs as a result of our 2009 cost mitigation measures and a $2.7 million loss that was recorded in 2008 on a system integration contract.
     The primary cost components for the Content Services group are labor and materials, with these costs comprising about 67% of the segment revenue. The other cost components for the Content Services group are facility costs, production equipment and general and administrative expenses.
     Content Services group segment adjusted OIBDA decreased $9,539,000 or 24.8% for the year ended December 31, 2009, compared to the prior year. This decrease was due to (i) a decrease of $8,639,000 from lower system integration revenues, (ii) $1,480,000 from lower revenues for traditional media services in the United States and (iii) $455,000 of costs for development of new business initiatives and research and development. This decrease was partially offset by $1,915,000 due to higher digital services revenue.
     Creative Services group segment adjusted OIBDA as a percentage of revenue was 11.1% and 13.4% for the years ended December 31, 2009 and 2008, respectively. The decrease in the segment adjusted OIBDA margin for the Creative Services group for the year ended December 31, 2009, was due to higher labor as a percentage of revenue in television and ancillary post production as a result of revenue compression and a change in the mix of key services, higher material and equipment rental costs and duplicative rent as a result of a business unit relocating to a new facility.

     The services provided by the Creative Services group are labor intensive and they require high labor and facility costs, with these costs representing almost 75% of the segment revenue. The Creative Services group’s other primary cost components are production equipment, materials cost and general and administrative expenses.
     Creative Services group segment adjusted OIBDA decreased $4,076,000 or 17.6% for the year ended December 31, 2009, compared to the prior year. This decrease was due to (i) $6,961,000 due to lower worldwide commercial revenues as a result of a weaker commercial production market in 2009 and (ii) $2,718,000 in television and ancillary post production services as weak production in 2009 more than offset the impact of the Writers Guild strike in 2008. This decrease was partially offset by (i) $2,417,000 due to higher revenues from editorial services in the United States and (ii) $2,183,000 due to higher feature film revenues driven by an increase in revenue per title for digital intermediate services.
Discontinued Operations
     Global Media Exchange
     In September 2010, the Company shut down the operations of its Global Media Exchange (“GMX”) business, which was previously included in the Content Services group. The GMX assets and liabilities and the results of operations of GMX have been treated as discontinued operations in the consolidated financial statements for all periods presented.
     Chiswick Park
     On December 21, 2009, we entered into a letter of intent to sell the assets and operations of our Chiswick Park facility in the United Kingdom, which was previously included in our Content Services group, to Discovery Communications, Inc. The sale closed in February 2010 for net cash proceeds of approximately $35 million. We expect to recognize a pre-tax gain of approximately $26 million from the sale, subject to customary post-closing adjustments. For the year ended December 31, 2009, the Chiswick Park operations generated approximately $18.4 million in revenue and contributed $11.8 million in adjusted OIBDA. The Chiswick Park assets and liabilities have been reclassified to discontinued operations and the results of operations of the Chiswick Park facility have been treated as discontinued operations in the consolidated financial statements for all periods presented.
     AccentHealth
     AccentHealth, which was acquired in January 2006, operated an advertising-supported captive audience television network in doctor office waiting rooms nationwide. AccentHealth was part of the Content Services group. On September 4, 2008, we completed the sale of 100% of the ownership interests in AccentHealth to an unaffiliated third party for net cash proceeds of $118,641,000. Our board of directors determined that AccentHealth was a non-core asset, and the sale of AccentHealth would be consistent with our strategy of continuing to invest in core business operations while seeking opportunities to divest our non-core assets. We recognized a pre-tax gain on the sale of $63,929,000 and $25,566,000 of income tax expense on the gain.
     Palm Bay
     Ascent Media Systems & Technology Services, LLC, located in Palm Bay, Florida (“Palm Bay”), provided field service operations through an on-staff network of field engineers located throughout the United States and was part of the Content Services group. On September 8, 2008, AMG sold Palm Bay to an unaffiliated third party for net cash proceeds of $7,040,000. AMG recognized a gain on this sale of $3,370,000, and income tax expense of $1,348,000 on such gain.
     Visiontext
     Visiontext Limited (“Visiontext”) operated a post-production subtitling business in the United Kingdom and United States and was part of the Creative Services group. On September 30, 2008, AMG sold Visiontext to an unaffiliated third party for net cash proceeds of $2,150,000. AMG recognized a gain on this sale of $1,777,000, and income tax expense of $611,000 on such gain.

Liquidity and Capital Resources
     At December 31, 2009, we have $292,914,000 of cash and cash equivalents on a consolidated basis. In addition, we have investments in marketable securities of $56,197,000, which are generally liquid and available for sale. We may use a portion of these assets to fund potential strategic acquisitions or investment opportunities. The cash is invested in highly liquid, highly-rated short-term investments.
     Additionally, our other source of funds is our cash flows from operating activities, which are currently generated entirely from the operations of AMG. During the years ended December 31, 2009 and 2008, our cash flow from operating activities was $35,974,000 and $21,041,000, respectively. The primary driver of our cash flow from operating activities is segment adjusted OIBDA. Fluctuations in our segment adjusted OIBDA are discussed in “Results of Operations” above. In addition, our cash flow from operating activities is significantly impacted by changes in working capital, which are generally due to the timing of purchases and payments for equipment and the timing of billings and collections for revenue, as well as corporate general and administrative expenses which are not included in segment adjusted OIBDA.
     During the years ended December 31, 2009 and 2008, we used cash of $27,935,000 and $35,783,000, respectively, to fund our capital expenditures. These expenditures relate to the purchase of new equipment, the upgrade of facilities and the buildout of our existing facilities to meet specific customer contracts, which are capitalized as additions and remain our property, not that of the customer. During 2009, we purchased marketable securities consisting of diversified corporate bond funds for cash of $68,126,000 in order to improve our investment rate of return. We sold a portion of these securities for cash proceeds of $16,309,000. During 2008, we sold marketable securities for cash of $23,545,000.
     In considering our liquidity requirements for 2010 and subsequent periods, we evaluated our known future commitments and our expected capital expenditure requirements, as well as our cash flow from continuing operations for the fiscal year 2009 and our understanding of the variable factors driving such cash flow from continuing operations. We considered that currently we have less than $8 million of capital leases which will be paid over the next five years and we have no short or long-term bank debt. In addition, we have approximately $4 million of other commitments most of which are expected to be paid in three to five years. Our annual capital expenditure requirements include expenditures required to maintain or enhance our existing business and discretionary expenditures that could be adjusted by management. We do not currently have any commitments for capital expenditures to be incurred following our 2010 fiscal year. Based on this analysis, we expect to have sufficient available cash and cash equivalents and net cash from AMG’s operating activities to meet our working capital needs and capital expenditure requirements for 2010 and for the foreseeable future.
     We may seek external equity or debt financing in the event of any new investment opportunities, additional capital expenditures or our operations requiring additional funds, but there can be no assurance that we will be able to obtain equity or debt financing on terms that would be acceptable to us. Our ability to seek additional sources of funding depends on our future financial position and results of operations, which are subject to general conditions in or affecting our industry and our customers and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control.
Off-Balance Sheet Arrangements and Contractual Obligations
     Information concerning the amount and timing of required payments under our contractual obligations at December 31, 2009 is summarized below:

	Payments Due by Period
	Less than			After 5
	1 Year	1-3 Years	3-5 Years	Years	Total
	Amounts in thousands
Operating leases	$24,453	39,496	25,486	38,648	128,083
Capital lease	2,392	4,108	1,136	—	7,636
Other	215	517	2,810	89	3,631

Total contractual obligations	$27,060	44,121	29,432	38,737	139,350

     We have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.
Recent Accounting Pronouncements
     In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162).” This guidance establishes the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP and is effective for financial statements issued for interim and annual periods ending after September 15, 2009.
     In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which has been codified in the Subsequent Events Topic in the FASB ASC. This statement establishes principles and requirements for reporting events or transactions occurring after the balance sheet date. The guidance requires an entity to disclose the date through which subsequent events have been evaluated and whether it is the date the financial statements were issued. This statement is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Company’s financial statements. In February 2010, this guidance was amended, effective immediately, to exclude this disclosure for companies that are required to file their financial statements with the Securities and Exchange Commission.
     In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations,” which has been codified in the Business Combination Topic in the FASB Accounting Standards Codification (“ASC”). The adoption of the requirements of this statement applies prospectively to business combinations for which the acquisition date is on or after fiscal years beginning after December 15, 2008. The statement significantly changed the accounting for business combinations, and under this statement, an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. In addition, the statement changed the accounting treatment for certain specific items, including acquisition costs, noncontrolling interests, acquired contingent liabilities, in-process research and development, restructuring costs and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date. We adopted this statement on January 1, 2009 and all acquisitions subsequent to that date have been recorded under these new accounting provisions.
Critical Accounting Policies and Estimates
     Valuation of Long-lived Assets and Amortizable Other Intangible Assets. We perform impairment tests for our long-lived assets if an event or circumstance indicates that the carrying amount of our long-lived assets may not be recoverable. In response to changes in industry and market conditions, we may also strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses. Such activities could result in impairment of our long-lived assets or other intangible assets. We are subject to the possibility of impairment of long-lived assets arising in the ordinary course of business. We regularly consider the likelihood of impairment and may recognize impairment if the carrying amount of a long-lived asset or intangible asset is not recoverable from its undiscounted cash flows in accordance with the Property, Plant and Equipment Topic of the FASB ASC. Impairment is measured as the difference between the carrying amount and the fair value of the asset. We use both the income approach and market approach to estimate fair value. Our estimates of fair value are subject to a high degree of judgment since they include a long-term forecast of future operations. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value.
     Valuation of Trade Receivables. We must make estimates of the collectability of our trade receivables. Our management analyzes the collectability based on historical bad debts, customer concentrations, customer credit- worthiness, current economic trends and changes in our customer payment terms. We record an allowance for doubtful accounts based upon specifically identified receivables that we believe are uncollectible. In addition, we also record an amount based upon a percentage of each aged category of our trade receivables. These percentages are estimated based upon our historical experience of bad debts. Our trade receivables balance was $91,414,000, net of allowance for doubtful accounts of $7,274,000, as of December 31, 2009. As of December 31, 2008, our trade receivables balance was $112,473,000, net of allowance for doubtful accounts of $9,200,000.

     Valuation of Deferred Tax Assets. In accordance with the Income Taxes Topic of the FASB ASC, we review the nature of each component of our deferred income taxes for the ability to realize the future tax benefits. As part of this review, we rely on the objective evidence of our current performance and the subjective evidence of estimates of our forecast of future operations. Our estimates of realizability are subject to a high degree of judgment since they include such forecasts of future operations. After consideration of all available positive and negative evidence and estimates, we have determined that it is more likely than not that we will not realize the tax benefits associated with our United States deferred tax assets and certain foreign deferred tax assets, and as such, we have a valuation allowance which totaled $59,811,000 and $24,461,000 as of December 31, 2009 and 2008, respectively.